CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 26, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Ligand Pharmaceuticals Incorporated on Form 10-K for the year ended December 31, 2015.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Ligand Pharmaceuticals Incorporated on Forms S-3 (File No. 333-208919 and 333-191523) and on Forms S-8 (File No. 333-182547, File No. 333-160132 and File No. 333-131029).
/s/ GRANT THORNTON LLP
Los Angeles, California
February 26, 2016